Sheet1

Merrill Lynch U.S. Treasury Money Fund
File Number: 811-2752
CIK Number: 869663
For the Period Ending: 11/30/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the twelve-month period ended November 30, 2000.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

03/17/2000	$1,000	U.S. Treasury Bills	5.250%	05/18/2000
03/21/2000	731	U.S. Treasury Bills	5.060	04/20/2000
03/22/2000	395	U.S. Treasury Bills	4.495	03/30/2000
08/02/2000	54	U.S. Treasury Bills	5.750	08/03/2000
08/24/2000	500	U.S. Treasury Bills	5.720	08/312000
10/19/2000	807	U.S. Treasury Bills	5.915	10/19/2000

Last Updated on 01/26/2001
By Win95 User